Exhibit 4.15

FORM OF DIRECTOR AGREEMENT

This Director Agreement (the “Agreement”) is made and entered into as of _______________, by and between Youlife Group Inc. (the “Company”), an exempted company duly incorporated and validly existing under the law of the Cayman Islands, and ___________________, an individual (“Director”).

Section 1 SERVICES

1.1 Board of Directors. Director is appointed as a Director/an Independent Director of the Company’s Board of Directors (the “Board”), a member of the Board’s _______________ committee, _______________ committee and _______________ committee, and the Chairman of the Board’s _______________ committee, effective immediately [as of the date of this agreement] / [as of the date upon the consummation of the business combination], until the earlier of the date on which Director ceases to be a member of the Board for any reason or the date of termination of this Agreement in accordance with Section 5.2 in this Agreement (such earlier date being the “Expiration Date”). The Board shall consist of the Director and such other members as nominated and elected pursuant to the then-current Memorandum and Articles of Association of the Company (the “Memorandum and Articles”).

1.2 Director Services. Director’s services to the Company hereunder shall include service on the Board in accordance with applicable law and stock exchange rules as well as the Memorandum and Articles, and such other services mutually agreed to by Director and the Company (the “Director Services”).

Section 2 COMPENSATION

2.1 Expense Reimbursement. The Company shall reimburse Director for all reasonable travel and other out-of-pocket expenses incurred in connection with the Director Services rendered by Director.

2.2 Director Compensation. The Company agrees to pay Director compensation as set forth on Exhibit A hereto.

2.3 Director and Officer Liability Insurance. The Company agrees to purchase, prior to the Company’s proposed business combination with Distoken Acquisition Corporation and listing of the ordinary shares of the Company in the U.S. represented by American depositary shares, a policy of insurance with a reputable insurance company providing Director with coverage for losses incurred in lawsuits or other legal proceedings brought against Director in connection with Director Services.

Section 3 duties of director

3.1 Fiduciary Duties. In fulfilling his/her managerial responsibilities, Director shall be charged with a fiduciary duty to the Company and all of its shareholders. Director shall be attentive and inform himself/herself of all material facts regarding a decision before taking action. In addition, Director’s actions shall be motivated solely by the best interests of the Company and its shareholders.

3.2 Confidentiality. During the term of this Agreement, and for a period of one (1) year after the Expiration Date, Director shall maintain in strict confidence all information he/she has obtained or shall obtain from the Company, which the Company has designated as “confidential” or which is by its nature confidential, relating to the Company’s business, operations, properties, assets, services, condition (financial or otherwise), liabilities, employee relations, customers (including customer usage statistics), suppliers, prospects, technology, or trade secrets, except to the extent such information (i) is in the public domain through no act or omission of the Company, (ii) is required to be disclosed by law or a valid order by a court or other governmental body, or (iii) is independently learned by Director outside of this relationship (the “Confidential Information”).

3.3 Nondisclosure and Nonuse Obligations. Director will use the Confidential Information solely to perform the Director Services for the benefit of the Company. Director will treat all Confidential Information of the Company with the same degree of care as Director treats his/her own Confidential Information, and Director will use its best efforts to protect the Confidential Information. Director will not use the Confidential Information for his/her own benefit or the benefit of any other person or entity, except as may be specifically permitted in this Agreement. Director will immediately give notice to the Company of any unauthorized use or disclosure by or through him/her, or of which he/she becomes aware, of the Confidential Information. Director agrees to assist the Company in remedying any such unauthorized use or disclosure of the Confidential Information.

3.4 Return of The Company Property. All materials furnished to Director by the Company, whether delivered to Director by the Company or made by Director in the performance of Director Services under this Agreement (the “Company Property”), are the sole and exclusive property of the Company. Director agrees to promptly deliver the original and any copies of the Company Property to the Company at any time upon the Company’s request. Upon termination of this Agreement by either party for any reason, Director agrees to promptly deliver to the Company or destroy, at the Company’s option, the original and any copies of the Company Property. Director agrees to certify in writing that Director has so returned or destroyed all such Company Property.

Section 4 COVENANTS OF director

4.1 No Conflict of Interest. During the term of this Agreement, and for a period of one (1) year after the Expiration Date, Director shall not be employed by, own, manage, control or participate in the ownership, management, operation or control of any business entity that is competitive with the Company or otherwise undertake any obligation inconsistent with the terms hereof, provided that Director may continue Director’s current affiliation or other current relationships with the entity or entities described on Exhibit B (all of which entities are referred to collectively as “Current Affiliations”). This Agreement is subject to the current terms and agreements governing Director’s relationship with Current Affiliations, and nothing in this Agreement is intended to be or will be construed to inhibit or limit any of Director’s obligations to Current Affiliations. Director represents that nothing in this Agreement conflicts with Director’s obligations to Current Affiliations. A business entity shall be deemed to be “competitive with the Company” for purpose of this Section 4 only if and to the extent it engages in the business substantially similar to the Company’s business.

4.2 Noninterference with Business. During the term of this Agreement, and for a period of one (1) year after the Expiration Date, Director agrees not to interfere with the business of the Company in any manner. By way of example and not of limitation, Director agrees not to solicit or induce any employee, independent contractor, customer or supplier of the Company to terminate or breach his/her or its employment, contractual or other relationship with the Company.

Section 5 Term and Termination

5.1 Term. This Agreement is effective as of the date first written above (the “Effective Date”) and will continue until the Expiration Date.

5.2 Termination. Either party may terminate this Agreement at any time upon thirty (30) days prior written notice to the other party, or such shorter period as the parties may agree upon.

5.3 Survival. The rights and obligations contained in Section 3 and Section 4 will survive any termination or expiration of this Agreement.

Section 6 Miscellaneous

6.1 Assignment. Except as expressly permitted by this Agreement, neither party shall assign, delegate, or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

6.2 No Waiver. The failure of any party to insist upon the strict observance and performance of the terms of this Agreement shall not be deemed a waiver of other obligations hereunder, nor shall it be considered a future or continuing waiver of the same terms.

6.3 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth on the signature page of this Agreement or such other address as either party may specify in writing.

6.4 Governing Law. This Agreement shall be governed in all respects by the laws of the State of New York, U.S.A. without regard to conflicts of law principles thereof.

6.5 Severability. Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

6.6 Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The terms of this Agreement will govern all Director Services undertaken by Director for the Company.

6.7 Amendments. This Agreement may only be amended, modified or changed by an agreement signed by the Company and Director. The terms contained herein may not be altered, supplemented or interpreted by any course of dealing or practices.

6.8 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Company:	Youlife Group Inc.
Address:
By:
Name:
Title:

Director/Independent Director:
Address:

Exhibit A

Director’s Compensation

Exhibit B

Director’s Current Affiliations

Entities	Current Position